Exhibit 10.10

MASTER CHEMISTRY SERVICES AGREEMENT

* Compounds and * and * Synthesis

This Master Chemistry Services Agreement (“Agreement”) is made and entered into as of January 2, 2006 (“Effective Date”) by and between

WuXi PharmaTech Co., Ltd. (“WuXi”), having its principal place of business at No. 1 Building, #288 FuTe Zhong Lu, WaiGaoQiao Free Trade Zone, Shanghai 200121, China and

PFIZER Inc and its Affiliates (collectively, “Pfizer”), having its principal place of business at 235 East 42nd Street, New York, NY 10017.

PURPOSE

Pfizer wishes to engage WuXi to perform synthetic chemistry services (including*, * and * synthesis and *) and WuXi wishes to provide such services to Pfizer subject to the terms and conditions of this agreement:

AGREEMENT

1.	DEFINITIONS

1.1	“Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with Pfizer Inc.

1.2	“Compounds” means compounds (including library compounds), monomers, templates, salts or polymorphs (including any reaction products, intermediates and derivatives used or produced in, or represented in the reaction scheme for, the synthesis of such compounds, monomers, templates, salts or polymorphs).

1.3	“Deliverables” means (a) all Compounds synthesized, identified, or produced by WuXi, its employees, contractors or agents, in performance of a Purchase Order; (b) all synthetic and scale-up procedures for Compounds developed by WuXi, its employees, contractors or agents, in performance of a Purchase Order; (c) all Intellectual Property created by WuXi, its employees, contractors or agents, in performance of a Purchase Order that covers such Compounds or synthetic and scale-up procedures and (d) any data, reports or other materials to be delivered by WuXi to Pfizer pursuant to a Purchase Order.

1.4	“Deliverable Intellectual Property” means all Intellectual Property covering the Deliverables created by WuXi, its employees, contractors or agents in performance of the Services.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.5	“FTE” means the dedication of employees of WuXi equivalent in total to one full time employee working, and being available for, a minimum of 40 hours per week 48 weeks per year.

1.6	“Intellectual Property” means all registerable and unregisterable intellectual property rights (including without limitation patent rights, copyrights, trademarks and trade secrets) anywhere in the world.

1.7	“Lab Note Books” is defined in Section 8.

1.8

“Pfizer Expenses” means the actual cost to WuXi of all non-standard * and * required for a specific Purchase Order, (as further described in Schedule B) and to be used exclusively in the performance of Services under this Agreement.

1.9	“Pfizer Materials” means any samples of Compounds or other materials (including protocols) provided by Pfizer to WuXi for use in performance of the Services.

1.10	“Purchase Order” means any written purchase order issued by Pfizer (for this Agreement the Purchase Order refers to the research plan for the synthesis of hit follow up compounds, monomer and template compounds and hit follow up protocols as described in Schedule A) or any Quote signed by Pfizer and issued against a standing purchase order, which - in both cases - specifically reference this Agreement and includes a description of the requested Services, quantity, price, Pfizer destination, and requested delivery date as further described in Schedule A.

1.11	“Quote” means a written price quote issued by WuXi in response to a request from Pfizer. The quote must be consistent with the pricing schedule attached to this Agreement.

1.12	“Services” is defined in Section 2.

1.13	“Specifications” means (a) the written specifications or other instructions for the synthesis or scale-up of Compounds provided by Pfizer under any Purchase Order; and (b) any standard operating procedures or guidelines for the conduct of the Services provided to WuXi in writing by Pfizer.

2.	SCOPE OF AGREEMENT

2.1	Under this Agreement Pfizer may request WuXi to carry out the laboratory scale synthesis of Compounds or to develop or scale-up the synthetic procedures for Compounds as described in Schedule A (“Services”).

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2	The parties agree that:

(a)	any Materials, Intellectual Property or technology transferred by Pfizer to WuXi under this Agreement is for the sole purpose of WuXi providing the Services to Pfizer and WuXi is not the end user of such Materials, Intellectual Property or technology;

(b)	WuXi is not required to pay Pfizer for the transfer of any Materials, Intellectual Property or technology provided by Pfizer to WuXi under this Agreement; and

(c)	WuXi’s sole compensation for provision of the Services is set out in Section 3 and WuXi is not entitled to charge Pfizer for any improvements or new Intellectual Property relating to the Materials, Specifications or Deliverables.

3.	PURCHASE ORDERS

For any non-FTE based Services, WuXi will issue a Quote for any such Services requested by Pfizer. Pfizer will accept a Quote by either issuing a Purchase Order for the Services, or returning the Quote signed by Pfizer and referencing the applicable standing Purchase Order. WuXi may only initiate the Services after Pfizer accepts the applicable Quote. The terms of this Agreement will take precedence over any Purchase Orders.

4.	PERFORMANCE OF SERVICES

WuXi will carry out the Services on the schedule and at the price stated in the Purchase Order and in strict accordance with the Specifications.

5.	FUNDING

Refer to Schedule B for details on the funding for Services provided under this Agreement.

6.	PAYMENT

6.1	Except as otherwise provided in the applicable Purchase Order, Pfizer will pay to WuXi any local sales tax imposed by a state or municipality, based on or measured by the sale or use of Services, exclusive of any taxes based on WuXi’s income.

6.2	Unless otherwise stated in Schedule B or in the applicable Purchase Order, WuXi will invoice Pfizer on completion of the Purchase Order and Pfizer will pay any undisputed invoice within 30 days of its receipt by Pfizer. All invoices must list the relevant Pfizer Purchase Order number and when requested by Pfizer, the invoice must also list the relevant Pfizer project code. All invoices must be sent to the address provided in the Purchase Order.

7.	PFIZER MATERIALS

7.1	Pfizer Materials and Lab Note Books will be and remain Pfizer’s property at all times and will only be used by WuXi for the purposes of performing the Services under the relevant Purchase Order.

7.2	WuXi must store and maintain Pfizer Materials and the Lab Note Books in such a way that they are clearly identifiable as Pfizer’s property. WuXi must not transfer to another site or party or destroy or dispose of Pfizer Materials, Lab Note Books or Deliverables without Pfizer’s consent.

7.3	The Pfizer Materials and Lab Note Books will be insured by Pfizer against any damages that may occur during the storage at the premises of WuXi. WuXi shall not be liable for destruction or deterioration of these materials unless destruction or deterioration is due to the negligence or willful misconduct on the part of WuXi.

7.4	Any reagents or other materials purchased by WuXi and invoiced to Pfizer as Pfizer Expenses WuXi must only be used for the performance of Services. Upon the completion of Services, such reagents and other materials must be returned to Pfizer or disposed of by WuXi as directed by Pfizer.

8.	LAB NOTE BOOKS

WuXi will record all data generated in performance of the Services in laboratory note books (“Lab Note Books”), which are to be separate to any other laboratory note books or records used by WuXi to record data generated in performance of services for third parties or in performance of WuXi’s own research programs. The Lab Note Books will be maintained in strict compliance with the Specifications and will be stored until such time as Pfizer authorizes their destruction or delivery to Pfizer.

9.	INTELLECTUAL PROPERTY

9.1	All inventions within Deliverable Intellectual Property are service invention creations and, therefore, as between WuXi and its employees, contractors or agents belong to the WuXi.

9.2	Pfizer will retain ownership of any Intellectual Property in the Specifications, Lab Note Books, and Pfizer Materials. As between WuXi and Pfizer, all Deliverables and Deliverable Intellectual Property will belong to Pfizer.

9.3	WuXi perpetually and irrevocably assigns to Pfizer, all worldwide rights in the Deliverable Intellectual Property.

9.4	Before any employee, permitted subcontractors or agent commences work on any Services, WuXi must obtain from all employees, contactors or agents, in form and substance reasonably satisfactory to Pfizer;

(a)	a valid prospective deed of assignment under the Chinese Patent Law for all Intellectual Property;

(b)	a power of attorney irrevocably designating and appointing Pfizer and its duly authorized officers and agents as the employee’s, WuXi’s or agent’s attorney-in-fact to file any deeds or applications on their behalf in respect of any assignment of Intellectual Property.

9.5	If, after creation of any Intellectual Property, Pfizer deems it necessary or desirable, WuXi must:

(a)	require its employees, contractors and agents in their individual capacities to assign to Pfizer, in a form and substance reasonably satisfactory to Pfizer, all worldwide rights in the Intellectual Property.

(b)	complete, and require its employees, contractors and agents to complete, to further the prosecution and issuance of patent, copyright, or trademark registrations or any other legal protection for Intellectual Property.

9.6	WuXi irrevocably designates and appoints Pfizer and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf and stead to execute and file any documents and to do all other lawfully permitted acts for Intellectual Property with the same legal force and effect as if executed by WuXi.

9.7	The assignment to Pfizer of all Intellectual Property under this Agreement will not lapse nor will the Intellectual Property revert to WuXi or its employees, contractors or agents even if Pfizer does not exercise the rights under assignment within a period of one (1) year from the date of this assignment.

10.	INVENTOR COMPENSATION

10.1	WuXi must ensure that it has contracts with its employees, contractors or agents and policies and procedures that address, to Pfizer’s reasonable satisfaction, the employees, contractors and agents rights to be compensated for inventions, under China’s Patent Law, made in performance of the Services.

10.2	WuXi agrees that nothing in this Agreement creates any liability for Pfizer to compensate, under China’s Patent Law, WuXi’s employees, contractors or agents for inventions made in performance of the Services.

10.3	WuXi will defend, indemnify and hold harmless Pfizer and its Affiliates, and its or their officers, directors, shareholders, employees, agents and representatives from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and amounts paid in settlement) (collectively, “Losses”) resulting from any claim made against Pfizer or any such persons, by an employee, WuXi or agent of WuXi for compensation for an invention under China’s Patent Law.

11.	CONFIDENTIALITY

11.1	For purposes of this Agreement, the term “Information” will mean:

(a)	with respect to Pfizer, the Specifications, Lab Note Books, information contained in the Deliverables, all written information which Pfizer delivers to WuXi pursuant to this Agreement stamped or otherwise identified in writing on the document “Confidential” and all oral material which Pfizer declares to be confidential and confirms such declaration in writing within 30 days of disclosure;

(b)	with respect to WuXi, information obtained by Pfizer in performance of any monitoring or auditing carried out under Section 21, where the information is stamped or otherwise identified in writing on the document “Confidential” if in writing or, if disclosed verbally, WuXi declares it to be confidential and confirms such declaration in writing within 30 days of disclosure

11.2	A party receiving Information (“Receiving Party) from the other party (“Disclosing Party”) will maintain the Information in confidence with the same degree of care it holds its own confidential information. The Receiving Party will only use the Information for the purposes of performing its obligations or exercising its rights under this Agreement. The Receiving Party will not disclose the Information to any third party and will only disclose the Information to its officers and employees that need for the purposes of performing its obligations or exercising its rights under this Agreement.

11.3	The Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Information shall not apply to the extent that the Receiving Party can demonstrate that the Information:

(a)	was in the possession of the Receiving Party prior to the time of disclosure; or

(b)	is or becomes public knowledge through no fault or omission of Receiving Party; or

(c)	is obtained by Receiving Party from a third party under no obligation of confidentiality to the Disclosing Party; or

(d)	if the Receiving Party is requested or ordered to disclose the Information in connection with a legal or administrative proceeding, the Receiving Party will give the Disclosing Party prompt notice of such request. The Disclosing Party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement or both. If the Disclosing Party seeks a protective order or other remedy, the Receiving Party will cooperate with the Disclosing Party. If the Disclosing Party fails to obtain a protective order or waive compliance within the relevant provisions of this Agreement, the Receiving Party will disclose only that portion of Information which its legal counsel determines it is required to disclose.

11.4	All confidentiality obligations of under this Agreement will survive the termination of this Agreement for a period of *.

12.	RELATIONSHIP WITH PFIZER

12.1	WuXi is an independent contractor and acknowledges that WuXi, its personnel, or employees are not employees of Pfizer. Accordingly, neither WuXi nor its employees or personnel will (a) participate in Pfizer employee benefit plans nor receive any other compensation beyond that stated below, (b) have the power or authority to bind Pfizer or to assume or create any obligation or responsibility, express or implied, on Pfizer’s part or in Pfizer’s name, except as otherwise set forth in this Agreement, or (c) represent to any person or entity that WuXi, its personnel or any employee of WuXi has such power or authority. WuXi will remain solely liable for all aspects of the employment of such persons including, without limitation, recruitment, hiring, firing, training, promotion, compensation, all payroll taxes and other deductions and all premiums or payments made for workers’ compensation coverage, unemployment benefits or any other payments required by law to be made by employers for or on behalf of employees.

12.2	WuXi represents and warrants that it and its personnel, and employees are authorized to perform the Services and that neither it nor its personnel or employees will act in violation of any applicable immigration laws or regulations. WuXi will indemnify Pfizer against any and all claims, fines, penalties and/or attorneys’ fees incurred by Pfizer for breach by WuXi of any immigrations laws or regulations and of this warranty.

13.	SUBCONTRACTING

13.1	WuXi may not utilize contractors to perform any part of the Services without prior written authorization by Pfizer.

13.2	If WuXi wishes to use a subcontractor it must submit a written request which includes a certification from WuXi that the subcontractor is technically qualified to perform the Services and that WuXi has verified through a quality audit that the subcontractor can meet the quality and other requirements set forth in the Specifications.

13.3	WuXi will responsible and liable for any authorized subcontractor performance of the Services and compliance with this Agreement. WuXi must ensure that any authorized subcontractor is, and remains, insured in accordance with Schedule L.

14.	WUXI WARRANTIES

WuXi represents, warrants and covenants that:

(a)	the Services will be carried out in compliance with the Specifications;

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	it has the right and authority to enter into and perform its obligations under this Agreement;

(c)	it will perform all of its obligations under this Agreement in accordance with all applicable governmental laws, rules and regulations;

(d)	any authorized subcontractor will comply with the terms of this Agreement.

15.	PFIZER WARRANTIES

Pfizer represents, warrants and covenants that:

(a)	WuXi’s use of the procedures described in the Specifications and use of the Pfizer Materials will not infringe the intellectual property rights of third parties;

(b)	it has the right and authority to enter into and perform its obligations under this Agreement, and

(c)	it will perform all of its obligations under this Agreement in accordance with all applicable governmental laws, rules and regulations.

16.	INDEMNIFICATION BY WUXI

16.1	WuXi will defend, indemnify and hold harmless Pfizer and its Affiliates, and its or their officers, directors, shareholders, employees, agents and representatives from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and amounts paid in settlement) (collectively, “Losses”) resulting from any third party claim made or suit brought against Pfizer or any such persons arising out of WuXi’s breach of any of its representations, warranties or covenants in Section 14.

16.2	Upon receipt of notice of any such claim or suit, Pfizer will promptly notify WuXi thereof and will permit WuXi, at its cost, to handle and control such claim or suit. Pfizer will have the right to participate in the defense of such claim or suit at its own expense. Pfizer will afford WuXi all reasonable assistance (at WuXi’s cost and expense) and will make no admission prejudicial to the defense of such claim or suit.

16.3	The foregoing indemnification obligation will not apply to any claim or suit to the extent it arises directly out of Pfizer’s negligence, willful misconduct or breach of any term, representation, warranty or covenant contained in this Agreement.

17.	INDEMNIFICATION BY PFIZER

17.1	Pfizer will defend, indemnify and hold harmless WuXi and its Affiliates, and its or their officers, directors, shareholders, employees, agents and representatives from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and amounts paid in settlement) (collectively, “Losses”) resulting from any third party claim made or suit brought against WuXi or any such persons arising out of (a) Pfizer’s breach of any of its representations, warranties or covenants in Section 15; or (b) the use by Pfizer of any of the Deliverables.

17.2	Upon receipt of notice of any such claim or suit, WuXi will promptly notify Pfizer thereof and will permit Pfizer, at its cost, to handle and control such claim or suit. WuXi will have the right to participate in the defense of such claim or suit at its own expense. WuXi will afford Pfizer all reasonable assistance (at Pfizer’s cost and expense) and will make no admission prejudicial to the defense of such claim or suit.

17.3	The foregoing indemnification obligation will not apply to any claim or suit to the extent it arises directly out of WuXi’s negligence, willful misconduct or breach of any term, representation, warranty or covenant contained in this Agreement.

18.	INSURANCE

WuXi will provide and maintain such insurance coverage, in minimum types and amounts as described in Schedule. WuXi will furnish to Pfizer original certificates and additional insurance endorsements evidencing the specified insurance coverage, prior to execution of this Agreement, and, upon renewal of this Agreement or expiration of any one coverage, whichever comes first. Coverage will be maintained for the duration of the Agreement or as specified in Schedule D.

19.	LIMITATION OF LIABILITY

Neither party will be liable to the other under this Agreement, whether in tort, contract or otherwise, for any indirect or consequential losses or any punitive or exemplary damages.

20.	TERM AND TERMINATION

20.1	This Agreement will end five (5) years from the Effective Date unless extend by Pfizer. Any Services under a Purchase Order placed prior to the end of the term of this Agreement will continue to be governed by this Agreement until the Services are completed.

20.2

Pfizer may terminate any Purchase Order or this Agreement without cause anytime after the second anniversary of Effective Date of this Agreement upon * prior written notice to WuXi. If Pfizer terminates this Agreement or any Purchase Order without cause, Pfizer’s only obligation will be to pay WuXi for the Services completed, and Pfizer Expenses incurred, under the Agreement or the terminated Purchase Order, as the case may be, up to the date of termination, at the rates provided in the Purchase Order. All payments paid to the WuXi in excess of those due to it under this Section will be returned to Pfizer.

20.3	If either party breaches this Agreement, the other may terminate it if the breaching party does not cure the breach within thirty (30) days of written notice of same. Termination shall be without prejudice to any rights which may have been accrued to either party before termination.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.4	On termination of this Agreement for any reason WuXi will return, at Pfizer’s expense, all Pfizer Materials and Lab Note Books. In addition the parties will return to each all copies of the other party’s Information except for one copy which may be retained for the sole purpose of determining continuing obligations under Section 11.

21.	PUBLICITY

21.1	No press releases or other statements in connection with this Agreement intended for use in the public or private media shall be made by Pfizer or WuXi without the prior written consent of the other party. If either party is required by law or governmental regulation to describe its relationship to the other, it will promptly give the other party notice with a copy of any disclosure it proposes to make.

21.2	In addition, WuXi will not use Pfizer’s name in connection with any products, services, promotion, or advertising without Pfizer’s prior written permission.

22.	FINANCIAL RECORDS

WuXi will maintain, in accordance with Generally Accepted Accounting Principles and Practices, records reflecting the accuracy of WuXi’s charges, including invoices for compensation, and other information as Pfizer may reasonably require in connection with this Agreement (“Financial Records”). WuXi will preserve such documents, without receipt of additional compensation, for at least three years after the date of the final payment.

23.	AUDITS

Pfizer may audit Financial Records and monitor and audit WuXi’s conduct of the Services to verify compliance with this Agreement. This auditing and monitoring will take place on reasonable notice and will take such form as set out in the Specifications or, otherwise, as Pfizer reasonably thinks fit, including the right to inspect any facility being used by WuXi for the Services and to inspect all relevant records. WuXi will co-operate fully with Pfizer during audits performed under this Section, including furnishing to Pfizer copies of all requested documents.

24.	GENERAL

24.1	Assignment; subcontractors. WuXi will not transfer or assign its rights or obligations under this Agreement, in whole or in part, without Pfizer’s prior written permission. Pfizer may assign its rights and obligations under this Agreement to any Affiliate without WuXi’s prior consent.

24.2

Entire Agreement; Amendments. The provisions, terms and conditions of this Agreement (including its schedules) constitute the entire agreement of the parties with regard to the subject matter of this Agreement. No waiver, modification, change or amendment of any of the provisions of this Agreement will be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

24.3	Notices. All notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and shall be deemed to have been given (a) when received, if delivered in person, or (b) when sent, if send by facsimile with receipt confirmed, or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows:

If to PFIZER:	Pfizer Global R&D Headquarters 50 Pequot Avenue New London, CT 06320 Attn.: Executive Vice President, PGRD with copy to: General Counsel, PGRD

If to WuXi:	WuXi Pharmatech Co., Ltd. No. 1 Building #288 FuTe Zhang Lu WaiGaoQiao Free Trade Zone Shanghai, China 200121 Attn: Ge L, Ph.D., President and CEO

24.4	Severability. If any term or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement is valid and will be enforceable to the fullest extent permitted by law.

24.5	Waiver. The failure of either party to insist upon strict observation or performance of any provision of this Agreement, or to exercise any right or remedy shall not impair or waive any such right or remedy in the future. Every right and remedy given by this Agreement to the parties may be exercised from time to time as often as appropriate. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

24.6	Force Majeure. Neither party will be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accident, fire, explosion, earthquake, flood, failure of transportation, strike, or other work interruption by either party’s employees or any similar or dissimilar cause beyond the reasonable control of either party.

24.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Pfizer and WuXi, their respective successors and permitted assigns.

24.8	Dispute Resolution and Jurisdiction. PROVIDER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE UNMODIFIED TERMS AND

CONDITIONS OF THE DISPUTE RESOLUTION PROVISIONS SET OUT IN SCHEDULE C ARE A MATERIAL AND ESSENTIAL PART OF THIS AGREEMENT, SERVED AS A MATERIAL INDUCEMENT TO PFIZER’S ENTERING INTO THIS AGREEMENT AND THAT PFIZER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR AGREED TO BE BOUND TO ANY OTHER TERMS OR CONDITIONS GOVERNING DISPUTE RESOLUTION. NO COURT SHALL HAVE ANY JURISDICTION WHATSOEVER EXCEPT AS EXPRESSLY PROVIDED UNDER SECTION 1(G) OF SCHEDULE E.

24.9	Headings. The heading of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.

For WuXi PharmaTech Co., Ltd.:		For Pfizer Inc:

By:		By:
Name:	GE LI	Name:	*
Title:	CEO	Title:	President, PGRD
Date:	12/28/2005	Date:	12/20/05

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE A

PURCHASE ORDER INFORMATION (Research Plan)

Process for a Purchase Order: To begin a Purchase Order or in the case of this Agreement the synthesis of *compounds, * and * compounds or * for compound libraries, Pfizer will supply WuXi with Specifications, which will contain structures of the requested Pfizer Compounds, synthetic schemes representing a proposed synthesis of the Pfizer Compounds, and the anticipated completion date of the Purchase Order. This information will be delivered to WuXi in the form of a typed or hand written document, form, or fax; structural information will not be exchanged by e-mail (unless a secure network has been approved by Pfizer). When desirable and feasible, Pfizer will also supply laboratory notebook procedures, literature references, and patent procedures needed to carry out the Purchase Order. Laboratory notebook procedures may be received from Pfizer either typed or hand written copies. Pfizer may also assist with the location and retrieval of literature articles that may be needed during the duration of the Purchase Order. A particular Purchase Order’s priority will be at the discretion of Pfizer, and can change at any time during the duration of any Purchase Order and will be transmitted to WuXi in writing in the form of a mailed document, e-mail, or fax.

WuXi will supply Pfizer with an estimated completion date for the Purchase Orders promptly after receiving the above Specifications, structural and literature information from Pfizer.

Communication: If any questions or problems occur regarding a Purchase Order, these can be discussed and resolved by contacting the requesting scientist via telephone, e-mail, or fax. The requesting scientist may also involve the original requesting chemists, and the synthetic chemists working on the Projects. Pfizer may inform WuXi of Purchase Order priority and other items of mutual interest.

Collaboration Management: Refer to Schedule C.

Goals

As identified above, yearly goals for chemistry activities are outlined below; in brief.

(i)	* Chemistry (* to * compounds / year)

(ii)	* (e.g. utilizing* FTEs / year, with option to increase)

(iii).	* and * Synthesis (* on a * g to * g scale).

Pfizer and WuXi agree that with in the first month after of execution of the Agreement the Steering Committee will meet and agree upon a production plan for 2006, which includes a ramp up period 1 the first 6 months of 2006. It is understood between both parties that the minimal goal for * production in 2006 if * compounds. Detailed descriptions of these areas are summarized below.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

* Chemistry

* chemistry activities can be classified in 6 main areas i.e., * compound characterization, purification, formatting, and data. Pfizer seeks WuXi to turn around libraries in * wks time from receipt of starting materials to delivery of compounds.

(i)	*

* may proceed in one of two fashions (1) the * is provided by Pfizer and executed by WuXi; (2) WuXi carries out * based on Pfizer guiding principles about * as a function of available starting materials. * may be * but more likely, every one of them will involve * compounds from a complete array. Pfizer will provide starting materials except in the case of volatile, unstable, highly reactive, or controlled substances. In both cases WuXi must notify Pfizer of any compounds they are not able to prepare due to encumbered chemical space. In this context, encumbered chemical space means any compounds that you could not make for Pfizer because of contractual arrangements you may have with other companies.

(ii)	* capability

Libraries typically range between * and * designed compounds with an annual total expected to be between * and * delivered compounds. The average passing rate for a * (compounds delivered to Pfizer in excess of * µmoles and passing the purity criteria) should be greater than *. A * will consist of * to * chemical transformations each step of which will use the same reagents (different monomers) for all compounds in the *. In all cases, a protocol will be provided by Pfizer wherein similar transformations have been performed. However, WuXi should not expect that this protocol would be optimized for the compounds specified in the request. The transformations may include but are not limited to: *

WuXi will determine, from the provided protocol, the amount of each individual monomer required based upon the limiting reagent as follows: A *-step protocol will be at approximately * µmoles, *, * and * steps will be run at * µmoles, * µmoles and * µmoles, respectively. WuXi will notify Pfizer in an electronic format of the* monomer requirements (in µmoles for each monomer) and will request the required monomers weighed out in vials either 1) directly from Pfizer or 2) from a third party Pfizer collaborator. However, volatile, unstable, highly reactive, or controlled substances will be the responsibility of the vendor to acquire and weigh out as needed. WuXi will also be responsible for the procurement of reagents and solvents.

The technology to perform these reactions may include, but are not limited to: * across plates, * Typically, * reactions are not greater than * of the total number of reactions. There may be a need to quickly pilot the existing protocol and optimize it to the new set of * or * delivered. This work will typically be done at the discretion of WuXi and should not take more than * days. When this short pilot is carried out, additional * may be ordered ahead of or in

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

addition to the main batch, sufficient to allow the pilot to be carried out. This time is counted as part of the “turn around” time, but it may be a decided advantage to apply this in * to * the number of compounds delivered. Delivery times & success rates will affect payment as described in Schedule B.

(iii)	*

The primary analytical QC method to assess compound integrity and purity for all compounds delivered will be *. Weighing the residue after the * is completely * will be the * sample quantification method (Note: if a compound has a * and an * was used during *, a calculation based on * and * of whether the compound is a * or not must be made). Pfizer may desire at some point, to access quantification of the final compounds utilizing alternative methods (e.g. * or *). The passing criteria for delivered samples are all of the following:

•	Presence of * and

•	* greater than or equal to * and

•	* greater than or equal to *

When the final compound does not have a * on either * or *, another method to determine purity/identity should be employed. These methods, approved by Pfizer on a case-by-case basis, may include * and/or *.

(iv)	Purification

All compounds delivered to Pfizer will be purified via at least one of the following methods 1) *, 2) * or 3) *. The purity of the final compounds must be determined as detailed in section above. On rare occasions, and only with the agreement of Pfizer, the * and not the * compounds will be purified, however the purity of the * compounds delivered to Pfizer must still be determined and meet the above purity criteria.

(v)	Formatting

Purified compounds passing the characterization criteria will need to be reformatted before shipping to Pfizer. Compounds will be shipped in * (provided by Pfizer) at * mM concentration in * with column major orientation and only wells * empty, unless otherwise specified. * plates will be prepared: Plate * will contain a minimum of * µL and a maximum of * µL, Plate * will contain exactly * µL of * mM concentration. The plates will be filled as follows: if between * and * µmol of compound is to be delivered, it will be sent only in Plate *, but not be counted towards the compound total. If * µmol or more is prepared, * µmol (* µL at * mM concentration) will be placed in Plate *, the remainder, up to the maximum stated, will be placed in plate *. The total number of compounds for each library for payment purposes will be determined as follows, the number of plate * compounds plus * of the number of plate * compounds that are not also in plate *. In other words, the total number of pure compounds for

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

each library for payment purposes will be those shipped at * µmol or greater plus * of those shipped between * and * µmol. On rare occasions, alternative solvents or neat samples may be requested. Final delivered compound from Plate * will be shipped to a specified PGRD site (currently one of seven), final compounds in Plate * will be shipped to one of two sites for archival, possibly on a different day than the Plate * shipment. Full details of the shipping requirements will be provided. Documents describing in more detail some related shipping requirements will be provided by Pfizer at the first planned steering committee.

(vi) Data

All compounds shipped to Pfizer require accompanying data. Compound data will be in a standard * file format. This file will contain information that will be consistent for every Pfizer compound prepared, as well as data specific for the individual request, the individual plate, and the specific compound, other data will be provided by Pfizer. Some of this data (e.g. purity, amounts) will be generated by the vendor for each specific compound. The structures contained in the * file must also conform to Pfizer drawing rules and a full structure drawing convention document will be provided. Full details of the * data requirements will be provided. Documents describing in more detail data requirements will be provided by Pfizer at the first steering committee.

Analytical data for each compound must be made available to Pfizer at the time the compounds are delivered. Typical file formats will be .pdf and .rpt. All work will be done in a Pfizer notebook in a format to agreed Pfizer standards on writing up and witnessing of chemistry laboratory notebooks (as well as maintaining computer generated notebooks (CGN) as necessary), all protocol work will be provided to Pfizer in electronic format. It is likely during the course of the collaboration that Pfizer will request that you record all experimental details electronically (e-notebook) in a format & manner that will be provided. Pfizer will supply the instructions for notebooks at the first steering committee.

*

A protocol constitutes the set of instructions for carrying out the synthesis of, purification of, and analysis of a library of compounds. For this Agreement * is referred to as *. * types of * may be needed, *, and * generation.

(i)	*

In cases where no * or no * exists for a * request the development of a * will be required. It is anticipated that development of a * will frequently lead to additional rounds of * requests. A * should explore the * required while optimizing * for * of * compounds to a * yield for * compounds in a timeframe of * wks, including analytical methods, sample handling, and purification method. Such * should be carried out after discussion with Pfizer to clarify Pfizer’s requirements in areas such as the range of monomers to be evaluated, types of chemistry & conditions to explore & details of the analytical and purification conditions to evaluate. Pfizer will indicate what are critical and non-critical * for development and the vendor will provide, to

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Pfizer, the compounds that were prepared in the course of each * (typically * compounds). Such compounds will not count towards compound number totals described in section 1.5a. The purity, quantity, data and formatting requirements are as in the above sections. Monomers, reagents and solvents will be as described in section 1.5a (ii) above. For each *, the vendor will supply to Pfizer in formats specified by Pfizer, in addition to the prepared compounds, an electronic copy of 1) the *, 2) a project summary and 3) a reagent vs. passing rate spreadsheet.

(ii)	*

From time to time it will be necessary to prepare new * from existing commercially available starting materials in parallel and then react these new * in a * fashion (e.g. the conversion of * into * and then additional * reactions). This requires * of typically * steps and quantity/purity assessment. It is critical that not only the * be prepared, but that they can also be used under the required * reactions. As for * optimization, discussion with Pfizer to clarify Pfizer’s requirements in areas such as the range of * required, types of chemistry & conditions to explore & details of the analytical and purification conditions to evaluate should be concluded before work begins. WuXi will supply to Pfizer in formats specified by Pfizer, in addition to the prepared compounds, an electronic copy of 1) the *, 2) a project summary and 3) a reagent vs. passing rate spreadsheet.

(iii)	*

From time to time, Pfizer will require the synthesis of * or * for the * that are requested of WuXi. The routes for these compounds will typically be 2-6 steps and the amount of material prepared will be sufficient for the *, typically * gm. WuXi will provide an experimental protocol for each of these syntheses, including physical compound characterization (e.g. melting point, MS, NMR) at the completion of the * synthesis. Typically, Pfizer will not require a sample of this material; the intent is that sufficient quantity of sufficient quality is made to enable successful * synthesis. However, any unused * or * above *g will be returned to Pfizer (or Pfizer nominated 3rd party) at no additional cost. Occasionally, Pfizer may request a sample of a given purity.

* Synthesis

The majority of * will require the preparation of a new chemical entity in bulk, typically * to *. There may be a need for * such compounds that are on average prepared in * steps, with a range of * to * steps. The majority of requests may have an approach described but not validated. A rapid turn-around is desired for these materials.

Pfizer will need * custom * and * per annum. These compounds will be a mix of resynthesis, analogue synthesis and novel synthesis. Past experience has shown a * distribution between these categories although this does not guarantee future distribution. To accommodate the range if synthetic challenges likely to be encountered, compounds will be assigned a difficulty equivalence rating using the ratings below. The compounds will be prepared in the requested amounts, generally in 25-75 g. Pfizer will provide procedures, either notebook,

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

literature or patent, whenever possible to enable success in the synthesis.

*

*

*

Successfully completed compounds are to be registered with Pfizer in a Pfizer compatible format prior to shipping. WuXi is expected to send structure data * files to enable rapid compound registration and processing of material into the Pfizer inventories. The structures contained in the * file must conform to Pfizer drawing rules. Structures will also be accompanied by relevant stereoisomer codes, which are Pfizer specific and designed to compliment the structures so that all compounds are un-ambiguously defined. Documents describing the requirements for data & physical shipping, the structure drawing rules, the * file format for singletons, the shipping information for singletons and the instructions on vial labeling for singleton shipment will be provided by Pfizer at the first steering committee meeting after the Effective Date.

WuXi will use Pfizer laboratory notebooks and record all synthesis of intermediates and final target compounds to agreed Pfizer standards on writing up and witnessing of chemistry laboratory notebooks. These guidelines will be provided by Pfizer at the first steering committee. In the near future it is possible that Pfizer will request that you record all experimental details electronically in a format & manner that will be provided.

Pfizer will need a timely turnaround on the preparation of the * compounds. Delivery times will depend on the length of synthesis. They will be measured from the time of receipt of all required reagents to shipment, with the target of * for each step plus * additional weeks. The collaborator will expend all reasonable diligent effort to assure the timely acquisition of the reagents and timely delivery of * compounds to Pfizer (or Pfizer nominated 3rd party), time which will be included in the turn-around time calculation described. The requesting chemist needs to be kept current with the status of each request.

The minimum chemical purity shall be *%, as measured by * or * and *, and consistent with the proton * supplied. * and * data should be interpreted.

The analytical documentation you should provide should comprise:

* or * and *, elemental analysis with ±*% error for each element (C H N) for all salts supplied (no salt fractions or solvent fractions), and if applicable melting point, boiling point, chiral analysis (usually rotation).

The analytical documentation, together with a written experimental procedure in JOC format should be mailed to the person nominated in Delivery Instructions shown below on the conclusion or abandonment of each project. The structure and Pfizer compound reference number should be clearly indicated on each document and bottle.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All compound prepared will be delivered regardless of the requested amount. Excess intermediates above *g quantity should also be shipped to Pfizer along with registration and analytical data as above. Metrics on quantity delivered and turnaround time are to be tracked.

WuXi has the right to reject * compounds based on lack of feasibility, IP, safety and other reasons within 5 days of receipt of the request

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B:

Payments and Responsibilities

1.	* Compound Funding:

(i)	WuXi * Responsibility: WuXi’s Production Goal for * will be to produce and deliver to Pfizer at a rate of up to * and then * in 2007 and 2008 according to the Purchase Order, or until modified by Pfizer.

(ii)	* Funding:

i.	* Delivery Funding: For each * compound produced and delivered to Pfizer, Pfizer will pay to WuXi according to the payment schedule as follows: (1) if the quantity of the * compound equals or exceeds * Pfizer will pay * Compound; (2) if the quantity of the * compound is less than * Pfizer will pay * per compound and such compounds will not be counted towards annual Production Goals and (3) if the quantity of the * compound is less than * such compound, shall not be delivered and Pfizer shall will not pay for that * compound. The payment represents the total charge for each compound, including *, as identified in this Schedule B, management of Pfizer expenses and exclusions.

ii.	* Time Based * Payments: For each * compound over the * and delivered to Pfizer within * weeks after the agreed upon complete date, Pfizer will pay WuXi a premium of * percent (*%) in addition to the payment under Section 3.1(i). For each * compound, regardless of the volume that is delivered to Pfizer more than * but less than * after the agreed upon complete date, Pfizer will discount by * the amount WuXi would otherwise receive under Section 3.1b(ii). For any * compound delivered to Pfizer more than * weeks after the agreed upon complete date, Pfizer will not pay WuXi for that * compound.

iii.	* payment: For every compound WuXi delivers to Pfizer with a high success rate, WuXi will receive a premium of * a percent * for each * percent (* %) increase in the success rate above *.

2.	* – Responsibilities and Funding:

(i)	WuXi * Responsibility: WuXi’s Production Goal will be to produce and deliver to Pfizer * at a rate of at least * per year according to the agreed Project Plan, or modified by Pfizer.

(ii)	* funding: Pfizer shall pay WuXi for each * delivered on a price per * Step according to the payment schedule in the table below:

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

* Type	Cost per * Step ($)
Resynthesis	*

Analog Synthesis	*

Novel Synthesis	*

(iii)	Amount requested: The amount paid is based on a * gram parent compound per request from Pfizer. Pfizer will keep the average requested amount in the range of * grams to * grams. Should the requested amount deviate from *, Pfizer will pay * more for each * about * grams and * of * less for each whole * below *grams

(iv)	Delivery timing: WuXi shall deliver to Pfizer said * request less than * week per step plus * weeks. For example, for a * successful step * request, delivery to Pfizer should be with-in * weeks. Where the average delivery time is less than * week per step plus * weeks, WuXi will be paid a premium of * for each * week and if the delivery is greater than the * week per step plus * weeks, WuXi will receive a discount of * for each * week. If the amount delivered less than requested, the price * will be discounted * for every * low parent weight delivered.

3.	*– Responsibilities and Funding

(i)	WuXi responsibilities for *: During the course of carrying out the research plan, * may be required as requested and approved by Pfizer.

As identified in Schedule A, * is made up of full * where a new protocol with intermediates has to be development, major * development, wherein a protocol is supplied but requires major modification, in situ monomer * where in a protocol is developed to produce monomers in parallel, those monomers possibly not be isolated but used in situ, just in time * development, where a series of templates or cores need to be produced for the protocol. In the cases above, the full * development will be paid *, major * development at * the cost of full * development, in situ monomer * at * the cost of full * development, and just in time * development at * the cost of full * development.

(ii)	FTEs: For 2006, WuXi will provide up to * FTEs to carry out *. For subsequent years, Pfizer shall provide in writing, ninety (90) days in advance of the anniversary of the Effective Date, projected needs for FTEs, or unless otherwise specified in this Schedule Section 3(iv) below.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	* FTE Funding: Quarterly in advance, Pfizer will pay * percent (*%) of the cost for the WuXi FTEs working on *, in the amount determined by multiplying the number of FTEs determined under section 3.3, by *, the ‘FTE rate”). At the end of the quarter, Pfizer shall pay the remaining* of the cost for the cost of the compounds delivered by WuXi that were produced as a result of *. Adjustments shall be made at the end of each quarter as necessary, as agreed to by both Parties, to reflect the number of FTEs actually working on *, during that quarter, and the cost shall be reflected in WuXi’s invoice for the next quarter. The FTE rate shall include, and be in lieu of any charge otherwise payable by Pfizer for all costs and charges for * of a *, including costs and charges for * (listed in the *), * (whether in-house or external), * for Wuxi personnel as identified in the Schedule, the management of Pfizer expense and exclusions.

(iv)

Additional * Requests: From time to time Pfizer may request additional FTEs to work on * projects, the request coming from converting * compounds into *. Pfizer will provide WuXi the request in writing. WuXi shall have 30 days to agree to and meet the written request. To pay for the addition *, Pfizer will use a * conversation rate based on reducing the yearly goal of *compound synthesis. The conversation rate is * compounds per * request. The conversation rate is determined by dividing the FTE rate of */FTE/per year by the cost of * an * compound (*/* compound). As an example, if Pfizer requests additional * (or * additional FTEs) the yearly * goal will decrease by * compounds.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Table: Budget for Funding: (Unless the research plan is changed)

*

Note: For 2006, the first 6 months take into consideration the ramp up to steady state production.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Management of Pfizer Expenses and Exclusions

Approval

Pfizer approval for a Pfizer Expense is required inside the USA, Canada and Europe when the cost of any single item *, and outside the USA, Canada or Europe *.

Guidelines on Pfizer Project Specific Expense Spending

(i) Quantity of reagent ordered: The amount of reagents ordered should always reflect the amount needed for synthesizing the materials, that said, the typical amount of reagent ordered should be * to * x’s, unless the yield of the reaction is expected or known to be low.

(ii) Make versus Buy: Whenever the reagent is > * /g, and it’s the * step in a long synthesis, and the projected quantity is >$ *g, and it is within * steps from a commercial material which <$*g, Pfizer preference is for the material to be made.

Pfizer should be consulted if the above guidelines would not result in an overall cost savings based on the FTE time required to synthesize the materials.

Invoicing

WuXi will be responsible for ordering, tracking, and invoicing, the reagents ordered by Purchase Order (project). A recommended format for reporting is as follows. Pfizer may accept deviations.

Pfizer Purchase Order	Reagent	Purchased amount	Amount used	Disposition
(Used, returned, held, destroyed)

Storage of Pfizer Expenses

Pfizer will make a disposition, at least annually, on all Pfizer Expenses. Pfizer Expenses will be shipped back to Pfizer or disposed of, as directed by Pfizer. Pfizer Expenses can be held and used only for other Pfizer projects, until a disposition is made.

Exclusions to Pfizer Expenses

Both internal and external charges for all:

o	*

o	*

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

o	* (that are not by definition Pfizer Specific Project Expense)

o	* and *

o	all *

o	general and common *

o	all *

o	* expenses

o	*

o	*

o	* searching typically available to a synthetic chemist

bulk * (including * and * from *); general * and * and *

Payments: Pfizer will pay any undisputed invoice within 30 days of its receipt by Pfizer. All invoices, unless otherwise stated on the work order must reference the Pfizer Purchase Order number and the service requestor’s name. Invoices should be sent to Pfizer Inc, North American Shared Services, P.O. Box 341802, Bartlett, TN 38184-1802, with a copy to the attention of the service requestor at the service requestor’s address.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE C

Collaboration Management

Steering Committee. Pfizer and WuXi shall establish a Steering Committee (the “Steering Committee”) to direct the Services and to perform the following duties:

Prepare each Project Plan and any amendments;

Review and evaluate progress under each Project Plan and report to Pfizer the progress under the Production Goals;

Coordinate and monitor activities and staffing;

Approve Technology deliveries between both parties;

Review proposed publications; and

Establish, implement and manage a series of operational guidelines.

The Steering Committee may have other duties as mutually agreed.

Membership. Pfizer and WuXi each shall appoint, in its sole discretion,* members to the Steering Committee. Substitutes may be appointed at any time. The members initially shall be:

Pfizer Appointees:

WuXi Appointees:

Chair. Two co-chairpersons shall chair the Steering Committee, one appointed by Pfizer and the other appointed by WuXi.

Meetings. The Steering Committee shall meet at least quarterly, at places selected by each party in turn and on dates mutually agreed by the parties. The first meeting of the Steering Committee will cover the following: Confirmation of Purchase Order, meeting schedules, minutes, reports, contact points, decision making procedures, and conflict resolution. Representatives of Pfizer or WuXi or both, in addition to members of the Steering Committee, may attend such meetings at the invitation and expenses of that party.

Minutes. At a minimum, the Steering Committee will record all actions assigned and decisions made. Minutes will be written promptly after the meeting and distributed for review and approval.

Decisions. All decisions of the Steering Committee shall be made by consensus. Notwithstanding the foregoing or any other provision of this Agreement, the research plan may only be amended as mutually agreed by the Steering Committee and approved by Pfizer and WuXi. Provided that the Steering Committee cannot reach a decision by consensus, Pfizer shall make the final decision.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Expenses. Pfizer and WuXi shall each bear all expenses, including reasonable travel, related to the participation of their respective members of the Steering Committee, respectively.

Reports and Materials.

Reports. During the Agreement Period, WuXi shall furnish to the Steering Committee summary written reports within fifteen (15) days after the end of each quarterly stage of the research plan, commencing on the Effective Date, describing the progress under the Purchase Order.

SCHEDULE D

INSURANCE REQUIREMENTS

1. Employer’s Liability Insurance with a limit of not less than *

2. Commercial General Liability insurance with the following limits and forms/endorsements:

Each Occurrence	*
Products and Completed Operations Aggregate	*

3. If WuXi has care, custody or control of Pfizer property or inventory, WuXi shall be responsible for any loss or damage to it, and provide all risk Property Coverage at full replacement cost for same.

4. Any and all deductibles for such insurance policies shall be assumed by, for the account of, and at the WuXi’s sole risk. All deductibles and self-insured retention amounts must be acceptable to and approved, in writing (if required), by Pfizer.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE E

DISPUTE RESOLUTION AND JURISDICTION

(a)	Disputes. If any dispute, disagreement or controversy of any nature or type arises out of or results from this Agreement, then without regard or reference to the principles of conflicts of law or international private law or any contrary term or condition in any international treaty or convention (other than in connection with the recognition of arbitral awards as the parties have agreed herein below):

(i) Jurisdiction/Forum. Any Dispute that cannot be resolved after at least thirty (30) calendar days of informal negotiation between the parties shall be finally resolved by binding arbitration under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission (“CIETAC”) as supplemented by clause “(v)”, below (collectively, the “Rules”). The Rules shall apply to all Disputes whether deemed foreign or domestic. If CIETAC is found under Article 2 of the Rules not to have jurisdiction of a Dispute then the parties consent to use of the arbitration rules of the International Chamber of Commerce (the “ICC”) and in such cases all references herein to “CIETAC” shall be deemed to be references to the ICC and all references to the “Rules” shall be deemed to be references to the rules of the ICC.

(ii) Applicability of Rules. If a procedural question or dispute arises that is not governed by the Rules, the Arbitrators (as defined below) shall make a binding determination of its resolution after affording each party an opportunity to state its preferred means of resolution. Each party hereby expressly, irrevocably and unconditionally consents and submits to the personal jurisdiction of the CIETAC and waives and hereby affirmatively covenants not to assert their right to object to or challenge the sole and exclusive personal jurisdiction of the CIETAC in connection with Disputes. Any controversy concerning the extent to which any Dispute is subject to the terms and conditions of this Section and/or the Rules, or concerning the applicability, interpretation, or enforceability of this Section and/or the Rules, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the United States Federal Arbitration Act and resolved by application to the United States District Court for the Southern District of New York.

(iii) Venue, Language and Governing Law. The arbitration described herein (the “Arbitration”) shall be conducted in the English language and all written briefs and statements prepared by the parties shall be submitted in the English language. The Arbitration shall be conducted at a mutually agreed location in the Hong Kong Administrative Region of the People’s Republic of China (“Hong Kong”). All Disputes shall be governed by and construed in accordance with the substantive laws of the Peoples Republic of China under the procedural requirements of the Rules, all without regard or reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction, except that in applying the fairness and reasonableness standard required by Article 53 of the Rules the Arbitrators shall look to the Rules of the ICC and the substantive laws of the State of New York, United States of America and the United States federal laws enforced and applied within.

(iv) Arbitrators. The panel of arbitrators shall consist of three (3) neutral arbitrators who are mutually agreed upon by the parties meeting the following criteria: (i) none of them shall be current or former employees, directors or shareholders of, or otherwise have any current or previous relationship with, either party or its respective Affiliates; (ii) one (1) Arbitrator shall be a former judge of a U.S. state or federal court; (iii) one (1) Arbitrator shall be a person expert in pharmaceutical industry research and development; and (iv) one (1) Arbitrator shall be an attorney or senior business executive expert in offshore services relationships between customers and vendors of science or technology services (collectively, the “Arbitrators”). If the parties cannot mutually agree on the Arbitrators within fifteen (15) business days of the filing of the claim with the CIETAC, then the Arbitrators shall be selected under Articles 24 – 27 of the Rules.

(v) Supplemental Rules. To the maximum extent permitted by Article 7 of the Rules, the following supplemental rules shall govern the conduct of the Arbitration. If there is any conflict between the Rules and this Section, the parties intend that this Section shall prevail. The Arbitration shall be subject to the following rules: (i) the Arbitrators may not award or assess punitive damages against either party except that the Arbitrator, in his or her sole discretion, may award reasonable costs, expenses and fees to the prevailing party; (ii) until such time as an award of costs is made by the Arbitrators, each party shall bear its own costs and expenses of the Arbitration and one-half (1/2) of the fees and costs of the Arbitrators; (iii) time is of the essence with regard to the completion of the Arbitration and the Arbitrators shall make a final award no later than one (1) year after the filing of the initial claim with the CIETAC; (iv) the rules of evidence shall not apply to the Arbitration; (v) each party shall be permitted to directly request limited production of documents in accordance with document discovery rules established by the Arbitrators; (vi) each party shall be entitled to call up to ten (10) witnesses at the Arbitration; and (vii) the parties’ briefs shall not exceed twenty (20) double-spaced pages (excluding exhibits) having font no smaller then ten (10) point and margins no smaller than one-half inch (the “Brief”); (viii) at least thirty (30) calendar days prior to the Arbitration, each party shall submit to the other party and the Arbitrators a copy of all exhibits on which such party intends to rely in any oral or written presentation, a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness and its Brief.

(vi) Award. The Arbitrators’ award shall be made as prescribed by Article 52 of the Rules and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accountings presented or pled to the Arbitrators. All costs, fees or taxes incident to enforcing the Arbitrators’ award shall be, to the maximum extent permitted by law, charged against the party resisting enforcement. Judgment upon the award of the Arbitrators may be entered in a court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement. Without limiting the foregoing, if and to extent that the final award of the Arbitrators is found unenforceable, either party may bring a cause of action against the other party before any court of competent jurisdiction at the domicile of the defendant party.

(vii) Interim Relief. By agreeing to arbitration, the parties do not intend to waive their right to seek preliminary, interim or partial awards including injunctive and other equitable relief. All such preliminary, interim or partial awards shall be made under Article 57 of the Rules. The Arbitrators shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the Arbitrators’ orders to that effect.

(viii) Confidentiality. In addition the confidentiality obligations of the parties set by the Rules and all confidentiality obligation hereunder, the parties agree that any Arbitration proceeding, the Arbitrators’ award and the fact itself that there is an ongoing Arbitration between the parties as well as the contents and existence of this Agreement is to be considered confidential and held as such.

(ix) Services of Process. Provider hereby designates its office at                                              , for service of process in any action or proceeding arising under this Agreement and waives any international treaty provisions with respect to such service of process. Service of process in any action or proceeding arising hereunder shall be by mail only.

Project Amendment

This Project Amendment is made the 20th day of December, 2006

Between

(1) PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates (“Pfizer”); and

(2) WUXI PHARMATECH CO., LTD. having a principal business address at Buildingl, 288 Fu Te Zhong Lu, WaiGaoQiao Free Trade Zone, Shanghai, China 200131 (“WuXi”)

WHEREAS

Pfizer and WuXi have entered into an Agreement dated January 2nd, 2006 for the purpose of designing compound * and synthesizing compounds (“the Agreement”). In order to facilitate efficient compound synthesis, Pfizer wishes to transfer approximately * chemical * to WuXi forming a compound bank, “the *” to be used for the services pertaining to Pfizer projects.

Related to this * both parties further amend the Agreement as specified in this document (“Project Amendment”). Collectively, the Agreement as amended by this Project Amendment shall form the “Collaboration Agreement”.

IT IS HEREBY AGREED THAT:

1.	Pfizer will ship * (or portion of the *) to WuXi for each * of ca. * grams.

2.	Pfizer will pay for all * costs, *, * and * for the transfer of the * to WuXi.

3.	WuXi will dedicate necessary personnel and space to stock Pfizer *. The * will be stocked in the condition as set out in Clause 7 and other conditions as agreed by the parties to best preserve the material.

4.	WuXi, with input from Pfizer, will build a non-structure retrievable database to track the consummation of the *. On a quarterly basis, WuXi will summarize the consummation of the * and report to Pfizer in a written report; Pfizer can audit the report and confirm through a site audit.

!	WuXi will send the following data in an Excel format to Pfizer

•	Compound number

•	Batch number

•	Initial quantity

•	Current amount available

•	Number of times accessed

•	Average amount dispensed/usage (by compound)

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1

!	Data will be sent to Pfizer weekly over secure VPN connection

5.	WuXi will stock * g of all newly prepared *s for the * collaboration and of the * and deliver the rest to *.

6.	WuXi will work closely with *, * and other commercial vendors to enhance the number of reagents stocked for use for Pfizer. For avoidance of any doubt, such reagents may not be necessarily stored in the * but under managed by WuXi warehouse department.

7.	All monomers will be stored at * degrees Celsius and humidity is below * %*.

8.	Pfizer shall retain ownership of all * shipped to WuXi and WuXi shall at Pfizer’s written request either return to Pfizer all unused * or destroy them. WuXi is authorized by Pfizer to use the *, without the need to obtain any further approval from Pfizer and no charge to WuXi, to perform the services pertaining to Pfizer projects only.

9.

Pfizer shall pay WuXi a one time set-up cost for the cold storage facility of * and annual maintenance fees of * thereafter. The one time set up cost and the first annual maintenance fee shall become due upon execution of this Project Amendment. Subsequent annual maintenance fees shall become due upon each anniversary of the date of execution of this Project Amendment.

10.	This Amendment shall come into effect upon execution of Project Amendment and shall continue until the termination of the Agreement.

Pfizer and WuXi hereby agree that this Project Amendment, is hereby made part of and incorporated into the Agreement. In the event of any conflict of the terms of this Project Amendment with those of the original Agreement the term(s) of the Agreement shall prevail. All other terms and conditions of the Agreement shall remain in full force and effect.

Executed by the parties.

For and on behalf of Pfizer Inc

Name	Date:

For and on behalf on WuXi PharmaTech Co., Ltd.

Name	Date:

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2